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                                                                   EXHIBIT 2.(i)

                           FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TCI SOLUTIONS, INC.

                                    * * * * *

                The undersigned Stephen P. DeSantis, Chief Financial Officer and Secretary of TCI Solutions, Inc., a Delaware corporation (the "Corporation") which was incorporated on June 21, 2001, does hereby certify as follows:

I. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

        FIRST: The name of the Corporation is TCI Solutions, Inc.

        SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the "DCGL"). The Corporation is to have perpetual existence.

        FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is ninety-seven million eighty-one thousand one hundred thirty-nine (97,081,139) shares, consisting of sixty four million two hundred eighty one thousand eight hundred eighteen (64,281,818) shares of common stock, par value $0.001 per share (the "Common Stock"), and thirty-two million seven hundred ninety-nine thousand three hundred twenty-one (32,799,321) shares of preferred stock, par value $0.001 per share. Six million one hundred forty-six thousand two hundred twenty-seven (6,146,227) shares of the preferred stock of the Corporation shall constitute a series of preferred stock designated as "Series A Non-Redeemable Convertible Participating Preferred Stock" (the "Series A Preferred Stock"), and twenty-six million six hundred fifty-three thousand ninety-four (26,653,094) shares of the preferred stock of the Corporation shall constitute a series of preferred stock designated as "Series B Non-Redeemable Convertible Participating Preferred Stock" (the "Series B Preferred Stock"). The Series A Preferred Stock and Series B Preferred Stock are collectively referred to herein as the "Preferred Stock." Subject to Section A.3(d) hereof, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the



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stock of the Corporation entitled to vote irrespective of class vote requirements of Section 242(b)(2) of the DGCL. A description of the preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions on the Preferred Stock and the Common Stock are as follows:

                A. Preferred Stock.

                1. Dividends.

                        (a) The holders of shares of Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for payment, an annual cash dividend at the rate of eight percent (8%) of the Series A Stated Value or Series B Stated Value (as hereinafter defined), as the case may be, per share of Preferred Stock (the "Preferred Dividends"), payable as provided in Section A.1(b) hereof. The Preferred Dividends of the Preferred Stock shall accrue (whether or not declared by the Board) and shall be cumulative from the date of issuance of such Preferred Stock. The amount of the Preferred Dividends that shall accrue for dividend periods of one-year from the date of issuance thereof and for any other period shorter than a full one-year dividend period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Upon the occurrence of any event described in Section A.1(b) or A.4(b) below, the holders of Series A Preferred Stock shall be entitled to receive on a pro rata basis, in addition to any Preferred Dividends otherwise payable on shares of Series A Preferred Stock, an additional dividend of $.06033 per share of Series A Preferred Stock, payable in authorized but unissued shares of Series A Preferred Stock (the "Series A PIK Dividend") valued at the Series A Stated Value. The issuance of the Series A PIK Dividend shall be deemed to have occurred immediately prior to the event that causes such Series A PIK Dividend to be paid. No fractional shares shall be issued upon the payment of the Series A PIK Dividend, and the number of shares of Series A Preferred Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to Series A Stated Value multiplied by such fraction.

                        (b) The Preferred Dividends and the Series A PIK Dividend shall be payable, whether or not declared by the Board of Directors of the Corporation (the "Board"), upon the effective date of the earliest of (i) a Liquidation Event (as hereinafter defined), and (ii) with respect to the Series A PIK Dividend only, the conversion of all Preferred Stock pursuant to Section A.4(b) hereof; provided, however that if a voluntary or mandatory conversion of Preferred Stock to Common Stock occurs prior to a Liquidation Event, all accrued but unpaid Preferred Dividends shall automatically be canceled for all shares of Preferred Stock so converted, but not, in any case, in respect of the Series A PIK Dividend which shall remain payable.



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                        (c) For purposes of this Fourth Amended and Restated
Certificate of Incorporation (this "Restated Certificate"):

                                (i) "Effective Date" shall mean the effective
                        date of the Restated Certificate under the DGCL.

                                (ii) "Liquidation Event" shall mean any of the
                        following (A) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (B) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation or exclusive license of substantially all of the assets, technology or intellectual property of the Corporation to any other Person or Persons, (C) the merger or consolidation of the Corporation with another Person or Persons following which the stockholders of the Corporation immediately prior to such merger or consolidation do not own more than fifty percent (50%) of the voting control of the Corporation or the surviving Person or Persons, as the case may be;
                        (D) the sale by stockholders of a majority of the voting control of the Corporation to another Person or Persons following which the stockholders of the Corporation immediately prior to such sale do not own more than fifty percent (50%) of the voting control of the Corporation or the surviving Person or Persons, as the case may be, or (E) after the Effective Date, the sale by the Corporation of a majority of the voting control of the Corporation to another Person or Persons following which the stockholders of the Corporation immediately prior to such sale do not own more than fifty percent (50%) of the voting control of the Corporation or the surviving Person or Persons, as the case may be.

                                (iii) "Person" shall mean an individual,
                        partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Corporation or any subsidiary thereof.

                                (iv) "Required Preferred Percentage" shall mean
                        the vote or written consent of at least fifty-eight percent (58%) of the Preferred Stock voting together as a single class on an as converted to Common Stock basis which must include the vote or written consent of the Preferred Stock held by either InnoCal II, L.P. ("InnoCal") or Blue Chip Capital Fund IV Limited Partnership ("Blue Chip"), or their successors or assigns, as long as InnoCal or Blue Chip, or their successors or assigns individually or in the



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                        aggregate hold at least 25% of the outstanding Preferred
                        Stock on an as converted to Common Stock basis.

                                (v) "Qualified Offering" shall mean a firm
                        commitment underwritten public offering of Common Stock that both (A) results in gross proceeds to the Corporation of a minimum of $20,000,000 (after deduction of underwriter's commissions and expenses) and (B) is offered at a price per share equal to at least $1.75 (as adjusted for any stock splits, dividends, stock combinations and the like).

                2. Rights on Liquidation Event.

                        (a) In the event of any Liquidation Event, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, earnings, or otherwise shall be distributed in the following order of priority:

                                (i) The holders of Preferred Stock shall be
                        entitled to receive, prior and in preference to any distribution to the holders of Common Stock, for each share of the Series B Preferred Stock held by such holder, $0.50 per share of Series B Preferred Stock (as adjusted for any stock splits, dividends, stock combinations and the like) (the "Series B Stated Value"), and, for each share of the Series A Preferred Stock held by such holder, $1.06 per share of Series A Preferred Stock (as adjusted for any stock splits, dividends, stock combinations and the like) (the "Series A Stated Value"). If the assets of the Corporation shall be insufficient to make payment in full to all holders of Preferred Stock in accordance with this Section A.2(a)(i), then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section A.2(a)(i).

                                (ii) After distribution of the amounts set forth
                        in Section A.2(a)(i) hereof, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any further distribution to the holders of the Series A Preferred Stock and Common Stock, for each share of Series B Preferred Stock held by such holder, an amount equal to all accrued but unpaid Preferred Dividends on such share of Series B Preferred Stock (whether or not declared by the Board) as of the date such payment is made to the holders thereof. If the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock in accordance with this Section A.2(a)(ii), then such assets shall be distributed among the holders of Series B



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                        Preferred Stock at the time outstanding, ratably in
                        proportion to the full amounts to which they would otherwise be respectively entitled under this Section A.2(a)(ii).

                                (iii) After distribution of the amounts set
                        forth in Section A.2(a)(i) and (ii) hereof, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, for each share of Series A Preferred Stock held by such holders, an amount equal to all accrued but unpaid Preferred Dividends and the Series A PIK Dividend on such share of Series A Preferred Stock (whether or not declared by the Board) as of the date such payment is made to the holders thereof. If the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred Stock in accordance with this Section A.2(a)(iii), then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section A.2(a)(iii).

                                (iv) After distribution of the amounts set forth
                        in Section A.2(a)(i)-(iii) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed ratably to (A) the holders of issued and outstanding shares of the Corporation's Common Stock and
                        (B) the holders of Preferred Stock as if such holders had converted the Preferred Stock into Common Stock pursuant to Section A.5 hereof immediately prior to the Liquidation, pro rata, based upon their respective holdings.

                        (b) If the consideration received by the Corporation or the stockholders and/or to be distributed by the Corporation in connection with a Liquidation Event is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                                (i) Securities not subject to investment letter
                        or other similar restrictions on free marketability covered by (ii) below:

                                        A. If traded on a securities exchange or
                                through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the three (3) day period ending three (3) days prior to the closing;

                                        B. If actively traded over-the-counter,
                                the value shall be deemed to be the average of the closing bid or sale



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

                                prices (whichever is applicable) over the three
                                (3) day period ending three (3) days prior to the closing; and

                                        C. If there is no active public market,
                                the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

                                (ii) The method of valuation of securities
                        subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B), or (C) to reflect the approximate fair market value thereof, determined by the Board of Directors in good faith.

                3. Voting Rights.

                        (a) So long as any shares of Preferred Stock remain outstanding, the Board shall consist of seven (7) members. The holders of shares of Series B Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors to the Board (the "Series B Directors"), the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors to the Board (the "Series A Directors"; the Series A Directors and Series B Directors are collectively referred to herein as the "Preferred Directors"), and the holders of Common Stock, including the holders of Preferred Stock voting on an as-converted to Common Stock basis, shall be entitled to elect three (3) directors to the Board. The holders of Preferred Stock shall be entitled to vote on all other matters on which holders of Common Stock shall be entitled to vote, casting such number of votes in respect of such shares of Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Preferred Stock are then convertible pursuant to Section A.5 hereof, and voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

                        (b) So long as any shares of Series A Preferred Stock are outstanding, the Corporation may not, without the consent of the holders of at least two-thirds (2/3) of the Series A Preferred Stock then outstanding, take any action that alters or changes the powers, preferences, or special rights of the Series A Preferred Stock, provided that to the extent permitted in Section A.3(d) below, the Corporation may create one or more new classes or series of shares having powers, preferences, or special rights `superior to or on a parity with the Series A Preferred Stock.

                        (c) So long as any shares of Series B Preferred Stock are outstanding, the Corporation may not, without the consent of the holders of at least seventy-five percent (75%) of the Series B Preferred Stock then outstanding, take any action that alters or changes the powers, preferences, or special rights of the Series B Preferred Stock, provided that to the extent permitted in Section A.3(d) below, the



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Corporation may create one or more new classes or series of shares having powers, preferences, or special rights superior to or on a parity with the Series B Preferred Stock.

                        (d) So long as any shares of Preferred Stock are outstanding, the Corporation may not, without the consent of holders of the Required Preferred Percentage:

                                (i) declare or pay any dividends or make any
                        distributions upon any of its equity securities, other than the dividends payable under Section A.1(a) hereof;

                                (ii) purchase, redeem, or otherwise acquire any
                        of the Corporation's equity securities (including warrants, options and other rights to acquire equity securities) other than the repurchase of equity securities pursuant to existing agreements;

                                (iii) liquidate or dissolve the Corporation;

                                (iv) enter into any transaction that would be
                        deemed a Liquidation Event;

                                (v) acquire another company (whether by merger
                        or purchase of stock or assets);

                                (vi) change the authorized number of directors;

                                (vii) amend or waive any provision of its Fourth
                        Amended and Restated Certificate of Incorporation or Bylaws;

                                (viii) increase or decrease the authorized
                        number of shares of Common Stock or Preferred Stock;

                                (ix) incur any indebtedness of any kind
                        (including without limitation lease financing and accounts receivable-based financing arrangements) in excess of an aggregate of $3,000,000 unless the Corporation receives the affirmative vote of the majority of the Preferred Directors;

                                (x) change the Corporation's primary business;
                        or

                                (xi) create any new class or series of shares
                        having any rights, powers, preferences, or privileges superior to or on a parity with the Preferred Stock.

                Notwithstanding the foregoing, in the event that the Corporation proposes a financing and, after good faith negotiations by all relevant parties, the Corporation is not able to obtain the consent of the holders of the Required Preferred Percentage, then



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with the consent of at least a majority in interest of all of the Preferred
Stock voting as a single class, the Corporation may effect a single financing of no more than $3,000,000 (in a single transaction) by offering and selling one or more new or existing classes or series of shares having rights, powers, preferences or privileges junior to the Series B Preferred Stock. The foregoing exception from the protective provisions set forth in this paragraph (d) shall be available only once, and not for successive financings.

                4. Conversion of Preferred Stock.

                        (a) The holders of Series A Preferred Stock and Series B Preferred Stock shall have the right, at such holders' option, at any time or from time to time, to convert each share of Series A Preferred Stock and Series B Preferred Stock, as the case may be, into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results from multiplying the number of shares of Series A Preferred Stock or Series B Preferred Stock to be converted by the Series A Stated Value or the Series B Stated Value, as the case may be, and dividing the result by the Conversion Price (as hereinafter defined). The conversion price per share of the Preferred Stock immediately following the Effective Date shall be $0.50, subject to adjustment as provided herein (the "Conversion Price").

                        (b) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect in accordance with this Section A.4 either (i) immediately upon the consummation of a Qualified Offering, or (ii) upon the written consent or agreement of the Required Preferred Percentage.

                        (c) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section A.4(a) hereof, and upon conversion of the Preferred Stock pursuant to Section A.4(b) hereof, the holder or holders of such Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same (in case of conversion pursuant to Section A.4(a) hereof) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this Section A.4 shall be deemed to have been made (i) with respect to conversion pursuant to Section A.4(a) hereof, immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and (ii) with respect to conversion pursuant to Section A.4(b) hereof, on the date of consummation of the Qualified Offering giving rise to the conversion or the date specified in the written consent or agreement of the Required Preferred Percentage, and in either case the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for



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all purposes as the record holder or holders of such shares of Common Stock as of such date.

                        (d) The Conversion Price shall be subject to adjustment from time to time as follows:

                                (i) If the Corporation shall issue, after the
                        Effective Date, any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to an amount equal to such lower purchase price for such Additional Stock (or in the case of options and similar securities, the consideration received for the option and to be received upon exercise of such option), or, if for no consideration, $.01.

                                (ii) "Additional Stock" as used herein shall
                        mean any shares of Common Stock issued (or deemed to have been issued) or rights, warrants, options or other securities convertible into or exchangeable for Common Stock (including shares of Common Stock held in the Corporation's treasury) by the Corporation after the Effective Date other than:

                                        A. Common Stock issued or issuable upon
                                conversion of the Preferred Stock;

                                        B. Common Stock issuable upon exercise
                                of options, warrants or other convertible securities outstanding as of the Effective Date;

                                        C. Common Stock issuable upon exercise
                                of options or restricted stock granted to officers, directors, employees or consultants of the Corporation if the issuances or grants are approved (either before or after such issuance or grant) by the Board pursuant to (i) any stock option or equity incentive plan as existing as of the Effective Date (an "Existing Plan"); or
                                (ii) an Existing Plan which is amended after the Effective Date, or any stock option or equity incentive plan which is not an Existing Plan, if such amendment or plan is approved by the Required Preferred Percentage and the Board, which approval must include the affirmative vote of a majority of the Preferred Directors.



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                                        D. Any stock issued as a dividend or
                                distribution on Preferred Stock;

                                        E. Common Stock or rights to purchase
                                Common Stock issued in connection with equipment lease financing arrangements, credit agreements, debt financings, or other commercial transactions approved by the Board, which approval must include the affirmative vote of a majority of the Preferred Directors; and

                                        F. Common Stock or rights to purchase
                                Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board, which approval must include the affirmative vote of a majority of the Preferred Directors.

                With respect to subparagraph (ii) above, if at any time the Corporation shall:

                                        i. declare, order, pay or make a
                        dividend payable in additional shares of Common Stock;

                                        ii. subdivide its outstanding shares of
                        Common Stock into a larger number of shares of Common Stock; or

                                        iii. combine its outstanding shares of
                        Common Stock into a smaller number of shares of Common Stock;

                        then the number of Common Stock to be excluded from Additional Stock immediately after the happening of such an event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

                                (iii) Except to the limited extent provided for
                        in Section A.4(d)(vii) hereof, no adjustment of the Conversion Price pursuant to this Section A.4(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                (iv) In the case of the issuance of Common Stock
                        for a consideration in whole or in part other than cash, the consideration



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


                        other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

                                (v) In the case of the issuance of options to
                        purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section A.4(d):

                                        A. The aggregate maximum number of
                                shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section A.4(d)(iv) hereof and this Section A.4(d)(v)) if, any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                        B. The aggregate maximum number of
                                shares of Common Stock deliverable upon
                                conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case



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

                                to be determined in the manner provided in Section A.4(d)(iv) hereof and this Section A.4(d)(v)).

                                        C. In the event of any change in the
                                number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (excluding a change resulting solely from the antidilution provisions thereof if such change results from an event which gives rise to an antidilution adjustment under this Section A.4(d)), the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change; provided, however, that the Conversion Price shall not be increased from the Conversion Price in effect immediately prior to such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                (vi) In the event the Corporation should at any
                        time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

                                (vii) If the number of shares of Common Stock
                        outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of such Preferred Stock



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

                        of each series shall be decreased in proportion to such decrease in outstanding shares.

                        (e) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section A.4(d) hereof to the holders of Common Stock, then, in each such case for the purpose of this Section A.4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

                        (f) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section A.4), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section
A.4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section A.4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                        (g) The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

                        (h) If the Corporation should effect any capital reorganization, or reclassification of its capital stock or merger (other than a Liquidation Event) while any shares of Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or merger lawful and adequate provision shall be made whereby each holder of Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock receivable upon conversion of shares of Preferred Stock immediately prior to such reorganization, reclassification, or merger and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Preferred Stock. The Corporation shall not cause any capital reorganization, reclassification of its capital stock or merger under this Section A.4(h) unless approved by the holders of the Required Preferred Percentage and prior to or simultaneously with the consummation thereof the survivor or successor Person (if other than the Corporation) resulting from such event shall assume by written instrument executed and mailed or delivered to each holder of Preferred Stock, the obligation to deliver to such holders of Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Preferred Stock may be entitled to receive, and containing the express assumption of such successor Person of the due and punctual performance and observance of every provision of this Restated Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Preferred Stock.

                        (i) (A) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to the "fair market value" of the Common Stock as of three business days prior to payment multiplied by such fraction. For the purposes of this Section A.4(i)(A), "fair market value" shall mean on any day (a) if shares of the Common Stock are listed or admitted for trading on a national securities exchange, the reported last sales price or, if no such reported sale occurs on such day, the average of the closing bid and asked prices over the three (3) day period preceding such day, in each case the principal national securities exchange on which the Common Shares are listed or admitted to trading, (b) if shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market over the three (3) day period preceding such day as reported by NASDAQ or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose or (c) if no such quotations are available on such day, the fair market value of one share of Common Stock on such day as determined in good faith by the Board.

                                (B) Upon the occurrence of each adjustment of
the Conversion Price pursuant to this Section A.4, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a statement, signed by its independent certified public accountants, setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a shares of such Preferred Stock.

                        (j) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                        (k) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate . The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes liens or charges with respect thereto.

                        (l) Any notice required by the provisions of this Section A.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the stock books of the Corporation.

                B. Common Stock.

                5. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if, and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                6. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section A.2 of Article FOURTH hereof.

                7. Redemption. The Common Stock is not redeemable. Repurchases of Common Stock are not redemptions thereof unless so described in the applicable governing instrument.

                8. Voting Rights. Except as set forth in Section A.3, the holders of Common Stock shall vote with the holders of Preferred Stock (on an as converted to Common Stock basis) as a single class, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law.

        FIFTH: Subject to the terms hereof, the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

        SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this ARTICLE SIXTH shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this ARTICLE SIXTH shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

        SEVENTH: The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all of its directors under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such person. No amendment to or repeal of this ARTICLE SEVENTH shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

        EIGHTH: The Corporation reserves the right to amend this Restated Certificate in accordance with its terms and in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

II. The foregoing Restated Certificate has been duly approved and adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the DGCL.

III. The Restated Certificate has been duly approved and adopted by written consent of the stockholders of the Corporation entitled to vote hereon in accordance with sections 228, 242 and 245 of the DGCL and written notice of the action taken was provided to all non-consenting stockholders in accordance with the provisions of Section 228 of the DGCL.

        IN WITNESS WHEREOF, this Corporation has caused this Restated Certificate to be signed by Stephen P. DeSantis, its Chief Financial Officer and Secretary, this ____ day of April, 2002.


                                        By:
                                           -------------------------------------
                                           Stephen P. DeSantis
                                           Chief Financial Officer and Secretary



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